Exhibit 5.1

Mourant Ozannes (Cayman) LLP 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands T +1 345 949 4123 F +1 345 949 4647

Mingteng International Corporation Inc.

c/o Osiris International Cayman Limited

Suite #4-210, Governors Square

23 Lime Tree Bay Avenue

P.O. Box 32311

Grand Cayman KY1-1209

Cayman Islands

8 December 2025

Mingteng International Corporation Inc. (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with an at-the-market offering (the Offering) in the United States of class A ordinary shares of the Company of US$0.00001 par value each (the Shares) as described in the Registration Statement and the Prospectus (each, as defined below). This opinion is given in accordance with the terms of the legal matters section of the Registration Statement.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as expressly stated herein with respect to the issue of the Shares.

1.	Documents reviewed

For the purposes of this opinion, we have only reviewed a copy of each of the following documents:

(a)	the Company’s registration statement on Form F-3 (File No. 333-287843) filed with the U.S. Securities and Exchange Commission (the Commission) on 6 June 2025 and declared effective, as amended, by the Commission on 18 November 2025 (the Registration Statement);

(b)	the Company’s prospectus included in the Registration Statement (the Base Prospectus), as supplemented from time to time and as most recently supplemented pursuant to a prospectus supplement filed pursuant to Rule 424(b) and dated 8 December 2025 relating to the Offering of the Shares pursuant to the Sales Agreement (defined below) (the Supplement, and together with the Base Prospectus, the Prospectus);

(c)	the certificate of incorporation of the Company dated 20 September 2021;

(d)	the amended and restated memorandum and articles of association of the Company (the M&A) adopted by special resolution dated 12 August 2025;

(e)	a copy of the Company’s register of directors and officers that was provided to us by the Company and the certificate from a director of the Company dated 4 December 2025 (together with the M&A and the Certificate of Good Standing (defined below), the Company Records);

(f)	the at the market sales agreement dated 4 December 2025 between the Company and AC Sunshine Securities LLC (the Sales Agreement);

Mourant Ozannes (Cayman) LLP is registered as a limited liability partnership in the Cayman Islands with registration number 601078

BVI | CAYMAN ISLANDS | GUERNSEY | HONG KONG | JERSEY | LONDON	mourant.com

(g)	written resolutions of the board of directors of the Company passed on 6 October 2025 approving the offering of securities and the lodgment of the Registration Statement and resolutions of the board of directors of the Company passed on 4 December 2025 approving the Offering of the Shares and the lodgment of the Supplement (the Resolutions); and

(h)	a certificate of good standing dated 4 December 2025, issued by the Registrar of Companies (the Registrar) in the Cayman Islands (the Certificate of Good Standing).

2.	Assumptions

In giving this opinion, we have assumed (and have not independently verified) that:

2.1	each document examined by us, whether it is an original or copy, is (along with any date, signature, initial, stamp or seal on it) genuine and complete, up-to-date and (where applicable) in full force and effect;

2.2	where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of the draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the factual representations made in the documents reviewed by us are accurate and complete in all respects;

2.4	each director of the Company (and any alternate director) has disclosed to each other director any interest of that director (or alternate director) in the transactions contemplated by the Registration Statement, the Prospectus or the Sales Agreement in accordance with the M&A;

2.5	the Resolutions are in full force and effect and have not been amended, varied revoked or superseded in any respect;

2.6	the Registration Statement and the Prospectus (and each agreement filed as an exhibit thereto) are valid and binding under the laws of the United States of America and the Registration Statement has been duly filed with the Commission;

2.7	the directors of the Company have not exceeded any applicable allotment authority conferred on the directors by the shareholders;

2.8	the Company Records were, when reviewed by us, and remain at the date of this opinion, accurate and complete;

2.9	upon issue of the Shares, the Company will receive in full the consideration for which the Company agreed to issue the Shares, which shall be equal to at least the par value thereof;

2.10	each of the parties to the Sales Agreement other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws. Any individuals who are parties to the Sales Agreement, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under the Sales Agreement, sign such documents and give such information;

2.11	the Sales Agreement has been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties (other than, as a matter of the laws of the Cayman Islands, the Company) in accordance with all relevant laws;

2.12	the choice of the governing law of the Sales Agreement has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the relevant jurisdiction and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of that jurisdiction and all other relevant laws (other than the laws of the Cayman Islands);

2.13	the terms of the Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company then in effect nor any applicable law, regulation, order or decree in the Cayman Islands; and

2.14	none of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Sales Agreement nor the exercise by any party to the Sales Agreement of its rights or the performance of its obligations under them contravene those laws or public policies.

3.	Opinion

Based upon the foregoing and subject to the qualifications and limitations set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is incorporated under the Companies Act (as amended) of the Cayman Islands (the Companies Act), validly exists under the laws of the Cayman Islands as an exempted company and is in good standing with the Registrar.

3.2	The issue and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus and the Sales Agreement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.3	The execution, delivery and performance of the Sales Agreement have been authorised by and on behalf of the Company and, once the Sales Agreement has been executed and delivered by any director of the Company, the Sales Agreement will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

4.	Qualifications and limitations

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement, Prospectus and the Sales Agreement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the Prospectus or the Sales Agreement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement, the Prospectus, the Sales Agreement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Sales Agreement will result in the breach of or infringe any other agreement, deed or document (other than the M&A) entered into by or binding on the Company.

4.2	Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar, together with the payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Registrar, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion or with respect to whether such terms represent the intentions of the parties.

4.4	We have made no enquiries into the Company’s good standing with respect to any filing or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.5	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not necessarily record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.6	Under Cayman Islands law, good standing means only that, as of the date of issue of the Certificate of Good Standing, the Company has paid all fees and penalties under the Companies Act and is not, to the Registrar’s knowledge, in default under the Companies Act. To maintain the Company in good standing, the Company:

(a)	must pay all fees and penalties under the Companies Act; and

(b)	must not be, to the Registrar’s knowledge, in default under the Companies Act.

4.7	In this opinion the phrase non-assessable means, with respect to Shares, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances and subject to the M&A, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5.	Governing law

This opinion and any non-contractual obligations arising out of it, are governed by, and to be interpreted in accordance with, laws in force in the Cayman Islands on the date of this opinion.

6.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K filed with the Commission and to the reference to our name under the heading Exhibits in the Form 6-K. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of Securities Act of 1933, as amended (the Act) or that we come within the category of persons whose consent is required under Section 7 of the Act, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Mourant Ozannes (Cayman) LLP

Mourant Ozannes (Cayman) LLP

4